Exhibit 10.1

THIS AGREEMENT MADE effective this 18th day of February 2019.

BETWEEN:

EESTECH INC, a Delaware, USA registered company with commercial operations based in Auckland, New Zealand. (hereinafter called the “EESTECH”)

OF THE FIRST PART,

AND

MURRAY JAMES BAILEY OR HIS NOMINATED ENTITY of Auckland, New Zealand. (hereinafter called the “PROVIDER”)

OF THE SECOND PART.

WHEREAS the PROVIDER has over the past nineteen (19) years, provided exemplary board and advisory services to EESTECH and both parties are desirous of executing a written agreement for the continuance of these arrangements by which the EESTECH will retain the services of the PROVIDER;

AND WHEREAS the PROVIDER desires to continue to render his services and expertise to EESTECH and EESTECH desires to continue to retain the PROVIDER with respect to his expertise on the terms and conditions set out herein;

NOW THEREFORE, this Agreement witnesses that in consideration of the promises, mutual covenants and agreements contained herein, the parties covenant and agree with each other as follows:

EESTECH hereby contracts, engages and hires the PROVIDER as Chief Executive Officer and the PROVIDER accepts and agrees to such hiring, engagement and contracting, subject to the general supervision and pursuant to the orders, advice and direction of EESTECH.

1.0    TERM

This Agreement shall be effective from the Signature Date and shall, subject to the terms and conditions contained herein, continue for a period of 5 (five) years.

2.0	REMUNERATION
2.1	For an Initial Period, monthly fee payments of AUD$250,000 and payment of approved business-related expenses including mobile phone and software license fees required to undertake the Duties defined in 4.0.
2.2	Conditional of a reportable commercial contract being awarded to EESTECH or a subsidiary of EESTECH, and the securing in part or whole of financing for such contract workings, the remuneration of the said PROVIDER will increase to a minimum of AUD$400,000 per annum.

2.3	Upon such reportable commercial contract being awarded and financing for such contract workings secured, a benefits package comparative to industry benchmarks of a senior global corporate executive is to be implemented as soon as can be agreed upon. Such benefits can incorporate health insurance, vehicle allowance, performance bonus, profit share, equity allocations, stock options and or other such items mutually acceptable to the parties.
2.4	The remuneration package agreed upon in subsection 2.2 and 2.3 shall be subject to annual review and adjustment by the Board based on the PROVIDER’s performance including nurturing the retention and addition of valuable stakeholders, including employees, suppliers, advisors, directors, prospects, clients, and investors.

3.0   ALLOCATION OF SHARES

3.1	PROVIDER shall be granted five (5) million shares (the “Shares”) of which two (2) million are to be released immediately in consideration of services rendered and to offset the ability of EESTech to meet previous agreement obligations. The balance of the granted shares shall be subject to repurchase as provided below.
3.2	Repurchase Option.
3.2.1	Option: 3,000,000 of the Shares shall be subject to EESTECH’s Repurchase Option (the "Unreleased Shares"). In the event the PROVIDER ceases to be an employee, consultant, advisor, officer or director of EESTECH (a "Service Provider") due to resignation or termination with just cause, EESTECH shall, from such time (as determined by EESTECH in its discretion), have the right, but not the obligation (the "Repurchase Option"), for a period of 90 days from the date the PROVIDER ceases to be a Service Provider, to repurchase any of the Unreleased Shares which have not yet been released from the Repurchase Option pursuant to Section 3.3.1 at a price per share equal to the lesser of (x) the fair market value of the shares at the time the Repurchase Option is exercised, as determined by EESTECH’s board of directors and (y) the purchase price for the shares or $0.10 cent per share (the "Repurchase Price"). The Repurchase Option shall be exercised by EESTECH by delivering written notice to the PROVIDER or, in the event of the PROVIDER’s death, the PROVIDER’s executor and, at EESTECH’s option, (i) by delivering to the PROVIDER or the PROVIDER’s executor a check in the amount of the aggregate Repurchase Price, (ii) by canceling an amount of the PROVIDER’s indebtedness to EESTECH equal to the aggregate Repurchase Price, or (iii) by a combination of (i) and (ii) such that the combined payment and cancellation of indebtedness equals the aggregate Repurchase Price. Upon delivery of such notice and the payment of the aggregate Repurchase Price, EESTECH shall become the legal and beneficial owner of the Unreleased Shares being repurchased and all rights and interests therein or relating thereto, and EESTECH shall have the right to retain and transfer to its own name the number of Unreleased Shares being repurchased by EESTECH.
3.2.2	Assignability. EESTECH in its sole discretion may assign all or part of the Repurchase Option to one or more employees, officers, directors or stockholders of EESTECH or other persons or organizations.

3.3	Release of Shares from Repurchase Option; Vesting.

3.3.1       Vesting.

(i)       So long as the PROVIDER’s continuous status as a Service Provider has not yet terminated in each such instance, 666,660 of the Unreleased Shares shall be released from the Repurchase Option on the first anniversary of this Agreement and then thereafter 55,555 of the Unreleased Shares shall be released from the Repurchase Option on the corresponding day of each month after the Closing (or if there is no corresponding day in any such month, on the last day of such month), until all Unreleased Shares have been released from EESTECH’s Repurchase Option;

(ii)       1,000,000 of the Unreleased Shares shall be released from the Repurchase Option, so long as Provider is still a Service Provider at such date and prior to March 1st, 2021, of the execution of a material, reportable commercial contract (as determined in good faith by EESTECH’s Board of Directors), or at such time that a bankable project Information Memorandum (IM) has been completed for any project that initiates a material commercial income producing opportunity for EESTECH and is approved by the Board of Directors (if the Shares in this subsection 3.3.1(ii) are not vested by March 1st, 2022 then they shall be deemed forfeited and the Company shall be immediately able to repurchase all of the Shares described in this subsection 3.3.1(ii);

3.3.2	Acceleration upon a Change of Control. In the event of a Change of Control (as defined below), (i) prior to the twelve month anniversary of this Agreement 33% of the total number of Unreleased Shares that have not been released from the Repurchase Option shall be immediately released from the Repurchase Option, provided that the PROVIDER’s continuous status as a Service Provider has not been terminated prior to such time and (ii) after the twelve month anniversary of this Agreement 100% of the total number of Unreleased Shares that have not been released from the Repurchase Option shall be immediately released from the Repurchase Option, provided that the PROVIDER’s continuous status as a Service Provider has not been terminated prior to such time.
3.3.3	"Change of Control" Definition. For purposes of this Agreement, a "Change of Control" means either:

(i)       the acquisition of EESTECH by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of EESTECH), unless EESTECH’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by EESTECH of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or

(ii)       a sale of all or substantially all of the assets of EESTECH.

3.3.4	Delivery of Released Shares. The Shares which have been released from EESTECH’s Repurchase Option shall be delivered to the PROVIDER at the PROVIDER’s request.

4.0  DUTIES

The PROVIDER shall be responsible for the following:

(a)	All functions relating to the Chief Executive Officer of EESTECH;
(b)	Performing such other duties as are customarily performed by one holding such position in other, same or similar businesses or enterprises as that engaged in by EESTECH and, additionally, shall render such other services and duties as may be assigned from time to time by the Board of EESTech.

5.0  TERMINATION, CHANGE OF CONTROL, AGREEMENT EXPIRY

5.1	In the event that the PROVIDER’s engagement with EESTECH is terminated, other than for just cause or in the event of a change of control in the activities or structure of EESTECH, the PROVIDER will be entitled to receive the greater of (a) the remaining term of this agreement or (b) 36 months fees, comprising 24 months fees of accrued compensation notice carried over from the previous agreement, and a further 12 months in acknowledgement of the term of this agreement. Fees shall be defined to include the PROVIDER’S regular month fees plus all benefits that the PROVIDER was receiving at time of termination plus all share entitlements accrued and or held on behalf of the PROVIDER. Such fees shall not be less than $400,000 per year. This fee settlement will serve as full and final satisfaction of all claims against EESTECH with respect to the termination of this engagement.
5.2	In the event that the term of this agreement expires, and no new agreement is entered by the Parties, the PROVIDER will be entitled to receive a final fee payment equivalent to 36 months fees. Fees shall be defined to include the PROVIDER’S regular month fees plus all benefits that the PROVIDER was receiving at time of termination. Such fees shall not be less than $400,0000 per year. This fee settlement will serve as full and final satisfaction of all claims against EESTECH with respect to the termination of this engagement.

6.0  RESIGNATION

In the event that the said PROVIDER wishes to resign or retire from EESTECH , he will be required to provide not less than six (6) months’ notice to EESTECH if Provider’s fee payments are current and three (3) months’ notice if PROVIDER’S fee payments are not current. In the event that the PROVIDER is unable to perform his normal duties due to ill health or incapacity, the outcome will be determined by the agreement in Section 5.1.

7.0  NON-COMPETITION/ NON-SOLICITATION

Should the PROVIDER's engagement be terminated for any reason or should the said PROVIDER resign his position with EESTECH, he shall not for a period of one year following termination or resignation, in conjunction with any person, firm, association, syndicate, corporation or company, as principal, agent, shareholder or in any other manner whatsoever, carry on or be engaged in or connected with or employed by any person or persons, firm, association, syndicate or corporation or company engaged in or connected with or interested in any business which is similar to that of EESTECH.

8.0  BEST EFFORTS

8.1	Unless prevented by ill health or other sufficient cause, the PROVIDER shall during the Initial Period of this engagement, devote the majority of time or whatever time is required to maintain the PROVIDER’S duties with EESTECH. Upon clause 2.2 and 2.3 coming into effect, the PROVIDER will commit full time service dedication to EESTech Duties.
8.2	The PROVIDER shall well and faithfully serve EESTECH and use his best efforts to promote the interests thereof, and shall not, either during employment with EESTECH or after departing EESTECH, disclose the private affairs of EESTECH, or any secret, technique or knowledge of EESTECH, or any secret processes, formulas, machinery, and the like used by EESTECH in manufacturing its products, to any person and shall not use for his own purposes, or for any purpose other than those of EESTECH, any information or knowledge he may acquire with respect to EESTECH’s affairs. It is hereby agreed and acknowledged that the said PROVIDER shall hold in trust as trustee any such secret, technique, knowledge, process, formula or information which he may acquire as a result of his employment by EESTECH as these shall at all times remain the property of the EESTECH.
8.3	The PROVIDER shall not at any time or in any manner, either directly or indirectly, either during employment with EESTECH or after departing EESTECH, divulge, disclose or communicate to any person, firm corporation or other entity in any manner whatsoever any information concerning any matters affecting or relating to the business of EESTECH, including but not limited to any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products, or any other information concerning the business of EESTECH or any of its affiliates, its manner of operations, its plants, processes or other data. Without regard to whether all of the above stated matters will be deemed confidential, material, or important, EEESTECH and the PROVIDER specifically and expressly stipulate that as between them, such matters are important, material and confidential and materially affect the effective and success conduct of the business of EESTECH and its affiliates and EESTECH’s goodwill, and that any breach of the terms of this section shall be material breach of this Agreement and thus subject to legal action.
8.4	All the terms of this section of the Agreement shall remain in full force and effect for a period of one (1) year after the termination of the Provider’s employment for any reason, except that there is no time limit to the non-disclosure provisions noted above.

9.0  INVALID CLAUSE

In the event that any clause or clauses contained in the within Agreement are found to be invalid or void for any reason, such clause or clauses shall be considered not to be a part of the Agreement and the remainder of the Agreement shall be valid in every respect.

10.0  GENERAL

10.1	The PROVIDER acknowledges that he has had the opportunity to obtain independent legal advice and as such, fully understands the nature of this contract, the obligations on him and his rights hereunder.
10.2	This Agreement and the terms hereof represent the full agreement between the parties and there are not terms and conditions other than as expressed herein.10.3 This Agreement is governed by the legal jurisdiction of New Zealand.

IN WITNESS WHEREOF EESTECH and PROVIDER has attested to this agreement by hand.

EESTECH Inc	Per:	/s/ Don Bartlem
Don Bartlem Company Secretary

PROVIDER	Per:	/s/ Murray Bailey
Murray Bailey

SIGNED,
In the presence of:

_____________________________________
Name: